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                                                                      Exhibit 99


To the U.S. Securities and Exchange Commission:


Arthur Andersen LLP ("Andersen") has represented to U.S. Concrete, Inc. that the audit of its consolidated financial statements as of December 31, 2001 and for the year then ended was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on audits and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.